EXHIBIT 10.25

EMPLOYMENT SEPARATION AGREEMENT AND MUTUAL RELEASE BETWEEN
VIA NET.WORKS, INC. AND CATHERINE A. GRAHAM

This Employment Separation Agreement and Mutual Release (the “Agreement”) is being entered into between VIA NET.WORKS, INC. (“VIA”) and Catherine A. Graham (the “Employee”). For and in consideration of the mutual promises contained herein, and for other good and sufficient consideration, receipt of which is hereby acknowledged, VIA and Employee (sometimes hereafter referred to as the “parties”) agree as follows:

1.    Termination of Employment and Payment.

(a)  Employee’s employment as Vice President, Chief Financial Officer of VIA shall end on March 29, 2002 (the “Separation Date”). On her Separation Date, Employee shall resign all of the offices and positions she holds with VIA (and/or its subsidiaries), including without limitation her position as Vice President, Chief Financial Officer and her employment with VIA (and/or its subsidiaries) shall end. To the extent that Employee holds any other offices or positions with VIA as of her Separation Date, Employee’s resignation on that date shall constitute a resignation from any such other offices or positions. Employee agrees to execute and deliver to VIA any formal written resignations reasonably requested by VIA to document the resignations described herein.

(b)  Employee shall be paid at her current base salary rate, together with any accrued but unused vacation, through the Separation Date. Such payments shall be in accordance with VIA’s usual payroll practices and policies and shall be less standard deductions for federal, state, and local taxes.

(c)  Employee shall be paid a bonus for 2001 of FORTY-SEVEN THOUSAND TWO HUNDRED FIFTY DOLLARS ($47,250.00). This payment, which shall be made on March 29, 2002, shall be less standard deductions for federal, state, and local taxes as determined by VIA.

(d)  From and after the Separation Date, Employee shall not be eligible and is not eligible to participate in any VIA benefit plan, including, but not limited to, VIA-provided dental and medical insurance, the retirement and 401(k) plan, vacation leave, sick leave, long-term disability insurance, life insurance, or personal accident insurance. However, nothing in this Paragraph shall prevent Employee from participating in a COBRA continuation coverage program (and any similar state health care continuation coverage program).

(e)  Employee agrees that once all of the payments referred to in this Paragraph 1 of this Agreement have been made she shall have been paid all compensation due and owing to her under this Agreement and under any employment or other contract she has or may have had with VIA or from any other source of entitlement (provided that Employee may still receive the Severance Payment described in Paragraph 3 if she satisfies the necessary conditions therein), including all wages, salary, commissions, bonuses, incentive payments, profit-sharing payments, expense reimbursements, leave, severance pay or other benefits.

2.    Mutual Release.

(a)  Employee, on behalf of herself and her agents, heirs, executors, administrators, successors and assigns, hereby releases and forever discharges VIA, and any and all of the affiliates, owners, members, officers, directors, employees, agents, counsel, and successors and assigns of VIA, from any and all complaints, claims, demands, damages, lawsuits, actions, and causes of action which she has or may have against any one or more of them for any reason whatsoever in law or in equity, under federal, state or other law, whether the same be upon statutory claim, contract, tort or other basis, including but not limited to any and all claims arising from or relating to her employment, the decision to terminate her employment, or the termination of her employment, and any and all claims relating to any employment contract or any stock option plan or agreement, any employment statute or regulation, or any employment discrimination law, including but not limited to the Age Discrimination in Employment Act of 1967, as amended, Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act of 1990, as amended, the Civil Rights Act of 1866, the Equal Pay Act of 1963, as amended, all state and local laws, regulations and ordinances prohibiting discrimination in employment, and other laws and regulations relating to employment, including but not limited to the Employee Retirement Income Security Act of 1974, as amended, provided, however, it is understood that Employee is not waiving any claims under VIA’s 401(k) plan (or any successor to such plan) and is not waiving any claims under VIA’s health plan, stock option plan or other benefit plans. Employee agrees, without limiting the generality of the above release, not to file any claim or lawsuit seeking damages or other relief and asserting any claims that are lawfully released in this Paragraph. Employee further hereby irrevocably and unconditionally waives any and all rights to recover any relief and damages concerning the claims that are lawfully released in this Paragraph. Employee represents and warrants that she has not previously filed or joined in any such claims against VIA or any of its affiliates or subsidiaries, and that she has not given or sold any portion of any claims released herein to anyone else, and that she will indemnify and hold harmless the persons and entities released herein from all liabilities, claims, demands, costs, expenses and/or attorneys’ fees incurred as a result of any such assignment or transfer. Notwithstanding the provisions of this Paragraph 3(a), the parties agree that the foregoing release is not a release of Employee’s rights or claims under this Agreement, nor is it a release of any claims with respect to events that occur after the date that Employee signs this Agreement.

(b)  VIA, on behalf of itself and its affiliates, owners, members, officers, directors, employees, agents, counsel, and successors and assigns, hereby releases and forever discharges Employee, and any and all of her agents, heirs, executors, administrators, successors and assigns, other than current or former VIA employees, from any and all complaints, claims, demands, damages, lawsuits, actions, and causes of action which VIA has or may have against any one or more of them for any reason whatsoever in law or in equity, under federal, state or other law, whether the same be upon statutory claim, contract, tort or other basis, including but not limited to any and all claims arising from or relating to Employee’s employment or the termination of her employment, and any and all claims relating to any employment contract or any stock option plan or agreement, any employment statute or regulation, or any employment discrimination law, including but not limited to the Age Discrimination in Employment Act of 1967, as amended, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1866, the Equal Pay Act of 1963, as amended, all state and local laws, regulations and ordinances prohibiting discrimination in employment, and other laws and regulations relating to employment, including but not limited to the Employee Retirement Income Security Act of 1974, as amended. VIA agrees, without limiting the generality of the above release, not to file any claim or lawsuit seeking damages or other relief and asserting any claims that are lawfully released in this Paragraph. VIA further hereby irrevocably and unconditionally waives any and all rights to recover any relief and damages concerning the claims that are lawfully released in this Paragraph. VIA represents and warrants that it has not previously filed or joined in any such claims against Employee, and that it has not given or sold any portion of any claims released herein to anyone else, and that it will indemnify and hold harmless the persons and entities released herein from all liabilities, claims, demands, costs, expenses and/or attorneys’ fees incurred as a result of any such assignment or transfer. The parties acknowledge that nothing in this Paragraph shall prevent VIA from asserting any claims arising after the date this Agreement is executed, including but not limited to claims relating to the enforcement of this Agreement.

3.    Severance Payment.    Provided that Employee signs and executes the General Release of Claims attached hereto as Attachment A no earlier than the day following her Separation Date, and the revocation period therein expires without the General Release of Claims being revoked, VIA shall provide Employee the following Severance Payment:

(a)  TWENTY-FIVE THOUSAND DOLLARS ($25,000.00), less deductions and withholding for federal, state, and local taxes as determined by VIA;

(b)  VIA will cause the Company-issued personal IBM lap-top computer used by Employee to be given to the Employee, provided that prior to transfer of such ownership VIA will be given reasonable access to the lap-top to retrieve its business information; and

(c)  With respect to stock options, Employee and VIA acknowledge that VIA granted Employee, under VIA’s 1998 Stock Option and Restricted Stock Plan (as amended), options to purchase a number of shares of common stock (“Option Grants”), in separate grant awards, of which a portion of such shares have vested. The parties agree that all unvested options issued pursuant to the Option Grants which were either granted during October 2001 or whose exercise price is less than the fair market value of VIA’s stock as of Employee’s Separation Date shall be deemed immediately and fully vested. The parties further agree that the exercise period for such options, as well as the exercise period for those options that had already vested prior to Employee’s Separation Date shall be extended through the date that is twelve (12) months from Employee’s Separation Date. The parties agree that all unvested options shall terminate effective immediately. The parties agree that the terms of this Paragraph 3(c) shall constitute amendments to any and all Incentive Stock Option Agreements (“ISO Agreements”) that have been previously agreed to by the parties and that, except as so amended, the terms and conditions of the ISO Agreements shall remain in full force and effect.

The parties acknowledge and agree that the Severance Payment described in Paragraphs 3(a), (b) and (c) shall be delivered to Employee or shall take effect within five (5) days of the expiration of the revocation period set forth in the General Release of Claims attached hereto as Attachment A without the General Release of Claims being revoked, provided that as of her Separation Date, Employee has: (1) prepared and sent the management representation letter to Price Waterhouse Coopers, and (2) assisted VIA’s general counsel in the preparation of, and reviewed and signed a proper and lawful, Form 10K relating to VIA’s 2001 fiscal year.

4.    Non-Disclosure of This Agreement.

(a)  The parties understand that, on or about March 18, 2002, Employee’s new employer will announce that Employee will become the new Chief Financial Officer of her new employer, with an effective date of March 29, 2002.

(b)  From and after the date of this Agreement, Employee shall not provide to any person or entity (other than her family members, counsel and tax and accounting advisors) any information that is not consistent with VIA’s public announcements regarding Employee’s separation.

5.    Proprietary and/or Confidential Information.    Employee agrees that any sensitive, proprietary or confidential information or data relating to VIA or any of its affiliates, owners or members, including, without limitation, trade secrets, customer lists, customer contacts, customer relationships, VIA’s financial data, long range or short range plans, and other data and information of a competition-sensitive nature, or any confidential or proprietary information of others licensed to VIA, that she acquired while an employee or officer of VIA shall not be disclosed or used for Employee’s own purposes or in a manner detrimental to VIA’s interests. Employee agrees and hereby reaffirms her existing obligations under any and all confidentiality agreements that she has or may have signed with VIA or its affiliates, including but not limited to the VIA NET.WORKS, INC. Employee Confidentiality Agreement.

6.    Cooperation and Return of Information.    Employee agrees that prior to her Separation Date she will cooperate fully with VIA in providing information relating to the business of VIA and its affiliates. She further agrees to return to VIA within three (3) business days of her Separation Date the originals and all copies of all files, materials, documents and all other property belonging to or relating to the business of VIA and its affiliates, owners or members, including but not limited to her cellular and other telephones and passkeys to the suite and garage. Employee may retain only personal correspondence and notes relating to the duties and responsibilities of her employment and a lap-top computer as set forth in Paragraph 4 above.

7.    References; Public Statement.    Employee agrees to direct to VIA’s General Counsel any requests for employment references from VIA. VIA agrees that it will respond to such requests with a neutral reference containing Employee’s dates of employment, her position(s) and office(s), her primary responsibilities and a statement that she resigned her employment to pursue other business opportunities. The parties agree that any public announcement of Employee’s separation from employment shall be mutually agreed upon by the parties.

8.    Non-Disparagement.    Employee agrees that she will not make any disparaging statements regarding VIA, VIA’s affiliates, VIA’s business, or VIA’s employees, owners, members, agents, officers or directors to any person or entity, including but not limited to the media. VIA agrees that it will issue a memorandum or otherwise provide instruction to its Board of Directors and senior management team informing them that they should not make any disparaging statements regarding Employee.

9.    Indemnification.    VIA agrees to continue for the benefit of Employee the indemnification provided to directors and officers in VIA’s By-Laws, as such provision may be amended from time to time, together with the Indemnification Agreement dated April 4, 2001, provided that such indemnification shall only apply with respect to mistakes, acts and omissions of Employee that occurred while she was an employee, officer or director of VIA.

10.    Representation.    Employee represents and warrants that (i) she expects to be able to carry out the activities described in the last paragraph of Paragraph 3 and, (ii) she has not accepted, and does not expect to accept prior to the Separation Date, employment with an international internet service provider.

11.    Binding Agreement.    This Agreement shall be binding upon and inure to the benefit of the parties and their respective representatives, successors and permitted assigns, and Employee’s heirs, executors and administrators.

12.    Entire Agreement; Amendment.    This Agreement contains the entire agreement between the parties relating to the subject matter of this Agreement, and the parties expressly agree that this Agreement supersedes any employment, consulting, or separation agreement Employee has or may have with VIA and any other agreement between Employee and VIA, including without limitation any VIA stock plan. Each party acknowledges and agrees that in executing this Agreement they do not rely upon any oral representations or statements made by the other party or the other party’s agents, representatives or attorneys with regard to the subject matter of this Agreement. This Agreement may not be altered or amended except by an instrument in writing signed by both parties hereto.

13.    No Admission.    The parties agree that nothing contained in this Agreement shall constitute or be treated as an admission of liability or wrongdoing by either of them.

14.    Governing Law.    This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Virginia (excluding the choice of law rules thereof). The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties.

15.    Waiver.    Neither the waiver by either party of a breach of or default under any of the provisions of the Agreement, nor the failure of such party, on one or more occasions, to enforce any of the provisions of the Agreement or to exercise any right or privilege hereunder shall thereafter be construed as a waiver of any subsequent breach or default of a similar nature, or as a waiver of any provisions, rights or privileges hereunder.

16.    Assignment.    This Agreement and the rights and obligations of the parties hereunder may not be assigned by either party without the prior written consent of the other party.

17.    Notice.    All notices, demands, requests, or other communications which may be or are required to be given, served or sent by either party to the other party pursuant to this Agreement shall be in writing and shall be hand-delivered (including delivery by courier) or mailed by first-class, registered, or certified mail (return receipt requested, postage prepaid) to such party at the address set forth on the signature page hereof. Either party may designate by notice in writing a new address to which any notice, demand, request, or communication may thereafter be so given, served, or sent. Each notice, demand, request, or communication which shall be mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, or the affidavit of messenger being deemed conclusive evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

18.    Acknowledgment.    With respect to the general release in Paragraph 3 hereof, Employee agrees and understands that she is specifically releasing all claims under the Age Discrimination in Employment Act, as amended, 29 U.S.C. § 621 et seq. Employee acknowledges that she has read and understands the foregoing Agreement and executes it voluntarily and without coercion. She further acknowledges that she is being advised herein in writing to consult with an attorney prior to executing this Agreement, and that she has been given a period of twenty-one (21) days within which to consider and execute this Agreement, unless she voluntarily chooses to execute this Agreement before the end of the twenty-one day period. Employee understands that she has seven (7) days following her execution of this Agreement to revoke it in writing, and that this Agreement is not effective or enforceable until after this seven-day period. For such revocation to be effective, notice must be received by William P. Flanagan, Esq., Hogan & Hartson L.L.P., 8300 Greensboro Drive, Suite 1100, McLean, Virginia 22102, no later than 11:59 p.m. on the seventh calendar day after the date by which Employee has signed this Agreement. Employee expressly agrees that, in the event she revokes this Agreement, the Agreement shall be null and void and have no legal or binding effect whatsoever. The parties hereto recognize that Employee may elect to sign this Agreement prior to the expiration of the twenty-one day consideration period specified herein, and Employee agrees that if she elects to do so she shall manifest such election by signing Attachment B hereto.

19.    Counterparts.    This Agreement may be executed in counterparts.

IN WITNESS HEREOF, THE PARTIES HAVE AFFIXED THEIR SIGNATURES BELOW:

CATHERINE A. GRAHAM	VIA NET.WORKS, INC. 12100 Sunset Hills Road, Suite 110 Reston, Virginia 20190 Attn: General Counsel

By:
Matt S. Nydell Vice President & General Counsel

Date:	Date:

Witness:	Witness:

GENERAL RELEASE OF CLAIMS

This General Release of Claims (the “General Release”) is being executed by Catherine A. Graham (the “Employee”) for and in consideration of the mutual promises contained herein and in the Employment Separation Agreement and Mutual Release (the “Agreement”) entered into between her and VIA NET.WORKS, INC. (“VIA”), and for other good and sufficient consideration, receipt of which is hereby acknowledged. Employee agrees as follows:

Employee, on behalf of herself and her agents, heirs, executors, administrators, successors and assigns, hereby releases and forever discharges VIA, and any and all of the affiliates, owners, members, officers, directors, employees, agents, counsel, and successors and assigns of VIA, from any and all complaints, claims, demands, damages, lawsuits, actions, and causes of action which she has or may have against any one or more of them for any reason whatsoever in law or in equity, under federal, state or other law, whether the same be upon statutory claim, contract, tort or other basis, including but not limited to any and all claims arising from or relating to her employment, or the termination of her employment, and any and all claims relating to any employment contract or any stock option plan or agreement, any employment statute or regulation, or any employment discrimination law, including but not limited to the Age Discrimination in Employment Act of 1967, as amended, Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act of 1990, as amended, the Civil Rights Act of 1866, the Equal Pay Act of 1963, as amended, all state and local laws, regulations and ordinances prohibiting discrimination in employment, and other laws and regulations relating to employment, including but not limited to the Employee Retirement Income Security Act of 1974, as amended, provided, however, it is understood that Employee is not waiving any benefits accrued under the terms of VIA’s 401(k) plan (or any successor plan) and is not waiving any claims under VIA’s health plan, stock option plan or other benefits plans. Employee agrees, without limiting the generality of the above release, not to file any claim or lawsuit seeking damages or other relief and asserting any claims that are lawfully released in this Paragraph. Employee further hereby irrevocably and unconditionally waives any and all rights to recover any relief and damages concerning the claims that are lawfully released in this Paragraph. Employee represents and warrants that she has not previously filed or joined in any such claims against VIA or any of its affiliates or subsidiaries, and that she has not given or sold any portion of any claims released herein to anyone else, and that she will indemnify and hold harmless the persons and entities released herein from all liabilities, claims, demands, costs, expenses and/or attorneys’ fees incurred as a result of any such assignment or transfer. Notwithstanding these provisions, the foregoing release is not a release of Employee’s rights or claims under the Agreement, nor is it a release of any claim with respect to events that occur after the date that Employee signs this General Release.

Employee acknowledges that this is a General Release, and she agrees and understands that she is specifically releasing all claims under the Age Discrimination in Employment Act, as amended, 29 U.S.C. § 621 et seq. Employee acknowledges that she has read and understands the foregoing General Release and executes it voluntarily and without coercion. She further acknowledges that she is being advised herein in writing to consult with an attorney prior to executing this General Release, and that she has had more than twenty-one (21) days within which to consider this General Release. Employee understands that she has seven days following her execution of this General Release to revoke it in writing, and that this General Release is not effective or enforceable until after this seven-day period. For such revocation to be effective, notice must be received by William P. Flanagan, Esq., Hogan & Hartson L.L.P., 8300 Greensboro Drive, Suite 1100, McLean, Virginia 22102, no later than 11:59 p.m. on the seventh calendar day after the date by which Employee has signed this General Release. Employee expressly agrees that, in the event she revokes this General Release, the General Release shall be null and void and have no legal or binding effect whatsoever, and VIA shall not be obligated to pay her the Severance Payment described in Paragraph 4 of the Agreement.

Date	Catherine A. Graham

ELECTION TO EXECUTE PRIOR TO EXPIRATION OF TWENTY-ONE DAY CONSIDERATION PERIOD

I, Catherine A. Graham, understand that I have twenty-one (21) days within which to consider and execute the above Separation Agreement and Mutual Release. However, after having an opportunity to consult counsel, I have freely and voluntarily elected to execute the Separation Agreement and Mutual Release before such 21-day period has expired.

Date	Catherine A. Graham